Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

by and among

AVCOM, INC.

MGT CAPITAL INVESTMENTS, INC.

MGT CAPITAL SOLUTIONS, INC.

THE SHAREHOLDERS AND OPTIONHOLDERS OF AVCOM, INC., as Sellers

and Jeremy Avin, as Seller Representative

November 11, 2013

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	4.10	Intellectual Property	20
	4.11	Tangible Personal Property	22
	4.12	Real Estate	22
	4.13	Insurance	23
	4.14	Taxes	23
	4.15	Environmental Matters	24
	4.16	Books and Records	24
	4.17	Interested-Party Transactions	24
	4.18	Bankruptcy	24
	4.19	Broker’s Fee	25
	4.20	Material Disclosure; No Omission	25
5.	REPRESENTATIONS AND WARRANTIES OF THE MGT PARTIES		25

	5.1	Organization	25
	5.2	No Conflicts	25
	5.3	Due Authorization and Binding Effect	25
	5.4	MGT Shares	25
	5.5	Public Reporting	25
	5.6	Capitalization	26

6.	ADDITIONAL AGREEMENTS		26

	6.1	Public Announcements	26
	6.2	Confidentiality	26
	6.3	Further Assurances	26
	6.4	Employee Noncompete and Non-Solicit	27
	6.5	Rule 144 Reporting.	27
	6.6	No Amended Tax Returns	27
	6.7	Tax Penalty Reserve	27

7.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION		27

	7.1	Survival of Representations, Warranties and Covenants	27
	7.2	Indemnification Obligations of the Sellers	28
	7.3	Indemnification Obligations of the Purchaser	29
	7.4	Notification of Claims	29
	7.5	Objections to Claims for Indemnification	29
	7.6	Resolution of Conflicts.	29
	7.7	Investigation	30
	7.8	Third-Party Claims	31
	7.9	Limitations on Indemnification.	31
	7.10	Mitigation	32
	7.11	Release of Escrow Funds	32
	7.12	Exclusive Remedy	32

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8.	MISCELLANEOUS		32

	8.1	Costs and Attorney’s Fees	32
	8.2	Notices	32
	8.3	Entire Agreement	33
	8.4	Governing law; Consent to Jurisdiction	33
	8.5	Binding effect	34
	8.6	Waivers and Amendments	34
	8.7	Recitals, Exhibits and Schedules	34
	8.8	Headings	34
	8.9	Severability	34
	8.10	Specific Performance	34
	8.11	Fees and Expenses	35
	8.12	Legal Representation of the Parties	35
	8.13	Payment of Transfer Costs and Expenses	35
	8.14	No Third Party Beneficiaries	35
	8.15	Counterparts; Signatures	35

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AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of November 11, 2013 (the “Agreement Date”), by and among Avcom, Inc., a Delaware corporation (the “Company”), MGT Capital Investments, Inc., a Delaware corporation (“MGT”), MGT Capital Solutions, Inc., a Delaware corporation (the “Purchaser”, and together with MGT, the “MGT Parties”), the several sellers listed as founders on Exhibit A hereto (the “Founders”), the holders of options to purchase Common Stock, par value $0.00001 of the Company (the stock, the “Avcom Common Stock” and the options, the “Company Options”) listed on Exhibit A hereto (the “Optionholders”), the holders of Preferred Stock par value $0.00001 of the Company (the “Preferred Stock”) listed on Exhibit A hereto (the “Preferred Holders” and together with the Founders and the Optionholders, the “Sellers”) and Jeremy Avin, as the Seller Representative. The Sellers, the Company, the MGT Parties and the Seller Representative are collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Company is a game development studio producing free-to-play mobile and social casino-style games and distributing such games through the websites MobileVeg.as and FreeAwesome.com (the “Company Business”);

WHEREAS, the Founders are the owners of all of the shares of Avcom Common Stock and the Preferred Holders are the holders of all of the shares of Preferred Stock;

WHEREAS, the Optionholders are the owners of all of the Company Options;

WHEREAS, (i) the Founders desire to transfer all of their shares of Avcom Common Stock, representing 100% of the outstanding common equity interests of the Company, to the Purchaser, (ii) the Preferred Holders desire to transfer all of their shares of Preferred Stock, representing 100% of the outstanding preferred equity interests of the Company, to the Purchaser, and (iii) the Purchaser desires to purchase the Avcom Common Stock and the Preferred Stock from the Sellers (the “Securities Acquisition”), in exchange for shares of common stock, $0.001 par value, in MGT (the “MGT Common Stock”);

WHEREAS, the Optionholders wish to terminate their Company Options in exchange for the MGT Common Stock; and

WHEREAS, as an inducement to cause the Purchaser to make the investment contemplated hereby, the Founders, the Optionholders, MGT and the Purchaser desire to enter into an Escrow Agreement, in form satisfactory to the Purchaser, whereby the Founders and the Optionholders will pledge 50% of their shares of MGT Common Stock to secure the indemnification obligations of the Founders and the Optionholders hereunder for a period equal to the greater of (i) the commercial release of SlotChamp and (ii) 6 months from the Closing Date (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the promises, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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1.           DEFINITIONS; INTERPRETATION.

1.1          Definitions. For purposes of this Agreement, the following terms are defined as follows:

“Action” means any action (including declaratory judgment actions), suit, litigation, controversy, mediation, hearing, claim, charge, complaint, subpoena, arbitration, reexamination, interference, reissue, investigation, pending inquiry, audit or other proceeding at law or in equity or of, in, by or before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person; and “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other Law, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect, in each case as of the date of this Agreement, by any Governmental Authority that applies to such Person, its business and its properties.

“Common Diluted Shares” means the sum of (1) the number of shares of Avcom Common Stock issued and outstanding immediately prior to the Closing, plus (2) the number of shares of Avcom Common Stock issuable upon exercise of all Company Options (whether or not vested) outstanding immediately prior to the Closing.

“Consents” means the consents of any third parties or any Governmental Authorities necessary to transfer the Avcom Common Stock to the Purchaser and the Preferred Stock to the Company or to otherwise consummate the transactions contemplated by this Agreement.

“Consideration” means the amount equal to the sum of $1,000,000 plus the aggregate exercise price of the Company Options.

“Employment Agreements” means the at-will employment agreements in form and substance satisfactory to the Purchaser between the Company and the employees listed on Exhibit B hereto.

“Escrow Amount” means the amount equal to the Consideration divided by two.

“Escrow Participants” means the Founders and the Optionholders.

“Escrow Release Date” means the later of (i) the date of the commercial release of SlotChamp and (ii) 6 months from the Closing Date.

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“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or similar governing entity.

“Intellectual Property” means any and all patents, ideas, inventions, designs, expressions and works of authorship, copyrights, copyrightable works (including without limitation all software, middleware and firmware), semiconductor topography, source code of any software or program, trademarks, trade names, moral rights, database rights, mask works, applications therefor, registrations thereof and licenses thereof, royalty rights, goodwill, proprietary and/or confidential information (including technical information relating to development, design, manufacture, scheduling, installation, assembly or testing, Trade Secrets, secret processes and procedures, know how, business and financial information, and all confidential information of any nature, and any other similar property, whether or not embodied in tangible form (including technical drawings and specifications, shop drawings, manuals, forms, working notes and memos, market studies, consultants’ reports, technical and laboratory data, notebooks, samples and prototypes).

“Knowledge” or words of similar import (e.g. “knowledge,” “known,” or “aware”) with respect to: (i) any individual, shall mean the actual knowledge of such individual; and (ii) the Company, shall mean the actual knowledge of Jeremy Avin, Lawrence Kom and Brian Swift after reasonable inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances and orders of any Governmental Authority.

“Lien” means any mortgage, lien, claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, restriction or encumbrance of any kind, or any exceptions, reservations, restrictions, rights-of-way, easements or other matters affecting title, whether arising by contract, law or otherwise.

“Material Adverse Effect” means, when used in connection with any Person, any change, event, circumstance or effect that is materially adverse to the business, operations, assets (including intangible assets), financial condition, results of operations of such Person taken as a whole, other than any change, event, circumstance or effect resulting from (i) changes or effects in general worldwide or United States economic, capital market or political conditions (other than those that have had a disproportionate adverse effect on the Person relative to other participants in such Person’s industry), (ii) changes or effects generally affecting the industries or markets in which the Person operates (other than those that have had a disproportionate adverse effect on the Person relative to other participants in such Person’s industry), (iii) any act of war or terrorism or, in each case, any escalation thereof (other than those that have had a disproportionate adverse effect on the Person relative to other participants in such Person’s industry), (iv) any changes in Laws or GAAP or the interpretation thereof, or (v) with respect to the Company, any actions taken at the written direction of the MGT Parties after the date of this Agreement.

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“MGT Common Stock Trading Price” means the volume-weighted closing price per share of MGT Common Stock on the NYSE MKT for the 20 consecutive trading days prior to the Agreement Date.

“Per Share Consideration” shall mean the number of MGT Shares equal to (i) (A) the Consideration divided by (B) the number of Common Diluted Shares divided by (ii) the MGT Common Stock Trading Price.

“Per Share Closing Consideration” and “Per Share Escrow Consideration” shall each mean the Per Share Consideration divided by two.

“Per Share Option Consideration” shall mean the number of MGT Shares equal to (i) (A) (1) the Consideration divided by (2) the number of Common Diluted Shares minus (B) the exercise price per share of the Avcom Common Stock issuable upon exercise of such Company Option divided by (ii) the MGT Common Stock Trading Price.

“Per Share Option Closing Consideration” and “Per Share Option Escrow Consideration” shall each mean the number of MGT Shares equal to the Per Share Option Consideration divided by two.

“Person” means and includes any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any Governmental Authority or any department, agency or political subdivision thereof.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on all Internet website(s), owned and operated by the Company, (v) all computer-aided design software, including the underlying data, and (vi) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

“Tax Penalty” means the late filing penalty charged by the Internal Revenue Service for late filing of the partnership tax return, which, according to a notice dated August 12, 2013 and addressed to the Company, was $9,360 as of the date of such notice.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including both source code and object code), databases, interfaces, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

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“Transaction Agreements” shall mean and include this Agreement, the Employment Agreements, the Escrow Agreement and all instruments of transfer necessary to transfer the shares of Avcom Common Stock and the Preferred Stock to the Purchaser.

The following terms are defined in the following sections of this Agreement:

Term	Section
AAA	7.5(b)
Agreement Date	Preamble
Avcom Assets	2.5(b)
Avcom Common Stock	Recitals
Chairman	7.5(b)
Closing	2.7
Closing Date	2.7
MGT Common Stock	Recitals
Company	Preamble
Company Business	Recitals
Company Intellectual Property	4.10(c)
Company Licensed Intellectual Property	4.10(c)
Current Balance Sheet	4.5(b)
Earn Out Milestone	2.5(a)
Earnout Notice	2.5(d)
Escrow Agreement	Recitals
Escrow Fund	2.8(o)
Exchange Act	5.5
Founders	Preamble
GAAP	4.5(a)
Indemnification Notice	7.4
Indemnifying Party	7.4
Indemnitees	7.3
Losses	7.2
Leased Improvements	4.12(a)
Leased Property	4.12(a)
License Agreements	4.10(c)
Licensed Intellectual Property	4.10(c)
Material Contracts	4.9
MGT	Preamble
MGT Common Stock	Recitals
MGT Indemnitees	7.2
MGT Parties	Preamble
MGT Shares	2.2
Milestone Cut-Off Date	2.5(a)
Milestone Share Price	2.5(b)

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Net Operating Revenues	2.5(b)
NYSE MKT	2.2
Owned Intellectual Property	4.10(b)
Parties	Preamble
Permits	4.6
Preferred Holders	Preamble
Preferred Stock	Preamble
Pro Rata Percentage	2.5(b)
Purchaser	Preamble
SEC	5.5
Secondary Earnout Milestone	2.5(a)
Secondary Milestone Shares	2.5(b)
Securities Act	3.7(b)
Securities Acquisition	Recitals
Seller Indemnitees	7.3
Seller Representative	Preamble
Sellers	Preamble
Subsequent Survival Date	7.1
Survival Date	7.1
Tax Penalty Reserve	2.8(c)
Termination Date	2.11(b)
Third Party Claim	7.8
Third Party Licensed Intellectual Property	4.10(c)
Threshold Amount	7.9(a)
Total Milestone Shares	2.5(b)
Tribunal	7.5(b)

1.2          Interpretation. Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender herein shall be deemed to include the neuter and feminine gender wherever necessary or appropriate and the use of the feminine gender herein shall be deemed to include the neuter and masculine genders wherever necessary or appropriate.

2.           PRE-CLOSING AGREEMENTS; SECURITIES ACQUISITION.

2.1          Conduct of the Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing:

(a)          The Company will conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all Applicable Law (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by the Purchaser).

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(b)          The Company will not engage in any practice, take any action, fail to take any action, or enter into any transaction as a result of which a Material Adverse Effect is likely to occur.

(c)          The Company will confer with the Purchaser concerning matters of a material nature to its business.

2.2          Additional Listing Application. The Purchaser shall promptly, and in any event no later than November 8, 2013, file an Additional Listing Application with the NYSE MKT (the “NYSE MKT”) with respect to the shares of MGT Common Stock (the “MGT Shares”).

2.3          Transfer of Avcom Common Stock and Preferred Stock; Treatment of Options. Subject to the terms and provisions set forth herein, at the Closing the Sellers are transferring to the Purchaser, and the Purchaser is acquiring from the Sellers, all of the Sellers’ right, title and interest in and to the Avcom Common Stock and Preferred Stock set forth adjacent to each Seller’s name on Schedule 2.3. At the Closing, each Seller shall assign and transfer to the Purchaser all right, title and interest to such Seller’s Avcom Common Stock and Preferred Stock referenced on Schedule 2.3, free and clear of any and all Liens, together with all accrued benefits and rights attaching thereto. At the Closing, the Company Options shall be terminated and each Optionholder shall receive the consideration set forth in Section 2.4(b) hereof.

2.4          Issuance of MGT Common Stock, Treatment of Options.

(a)          As consideration for the Securities Acquisition described in Section 2.3 above:

(i)          MGT shall issue at Closing to each Seller of Preferred Stock, the number of MGT Shares (rounding down to the nearest whole share) equal to (A) $0.306562 divided by the MGT Common Stock Trading Price multiplied by (B) the number of shares of Preferred Stock held by such Seller.

(ii)          MGT shall issue at Closing to each Seller of Avcom Common Stock, the number of MGT Shares (rounding down to the nearest whole share) equal to (A) the Per Share Closing Consideration multiplied by (B) the number of shares of Avcom Common Stock held by such Seller, and each Seller of Avcom Common Stock shall have the right to receive the number of MGT Shares (rounding down to the nearest whole share) equal to (x) the Per Share Escrow Consideration, if any, multiplied by (y) the number of shares of Avcom Common Stock held by such Seller, as and when payable in accordance with the terms of this Agreement and the Escrow Agreement.

(b)          Purchaser shall not assume any Company Options. At the Closing, each Company Option that is outstanding and unexercised immediately prior to the Closing, whether vested or unvested, shall be cancelled and converted into and shall become a right to receive the number of MGT Shares (rounding down to the nearest whole share) (i) at Closing, equal to the Per Share Option Closing Consideration multiplied by the number of shares of Avcom Common Stock underlying such Company Option and (ii) the Per Share Option Escrow Consideration, if any, multiplied by the number of shares of Avcom Common Stock underlying such Company Option, as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, each of which payments shall be subject to withholdings for all applicable Taxes.

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2.5          Contingent Consideration.

(a)          As additional consideration for the Avcom Common Stock and termination of Company Options, if the total Net Operating Revenues generated by the MGT Parties or their Affiliates from the Avcom Assets is equal to or greater than Three Million Dollars (the “Earn Out Milestone”) on or prior to the date that is eighteen months after the Closing Date (the “Milestone Cut-Off Date”), then MGT shall, subject to the conditions set forth herein, issue to each Seller of Avcom Common Stock and Optionholder the number of MGT Shares equal to the product of (i) the Total Milestone Shares and (ii) such Seller’s Pro Rata Percentage. If the Earn Out Milestone is not achieved prior to the Milestone Cut-Off Date and the total Net Operating Revenues generated by the MGT Parties or their Affiliates from the Avcom Assets on or prior to the Milestone Cut-off Date is equal to or greater than Two Million Five Hundred Thousand Dollars (the “Secondary Earn Out Milestone”), then MGT shall, subject to the conditions set forth herein, issue to each Seller of Avcom Common Stock and Optionholder the number of MGT Shares equal to the product of (i) the Secondary Milestone Shares and (ii) such Seller’s Pro Rata Percentage. If the Secondary Earn Out Milestone is not achieved prior to the Milestone Cut-Off Date, no additional consideration shall be due to the Sellers.

(b)          For purposes of this Section 2.5, the following terms are defined as follows:

(i)          “Avcom Assets” means Slot Champ and Free Awesome.net, including any modifications or updates to the foregoing and any successor technology or products that incorporate material portions of the Intellectual Property of Slot Champ or Free Awesome.net.

(ii)          “Milestone Share Price” means the volume-weighted closing price per share of MGT Common Stock on the NYSE MKT for the 20 consecutive trading days prior to the date of the Earnout Notice.

(iii)          “Net Operating Revenues” means the sum of the cash revenues of the Avcom Assets after deducting (x) app store fees for Slot Champ (or any successor technology or products that incorporate material portions of the Intellectual Property of Slot Champ) and (y) customer acquisition costs of Free Awesome.net (or any successor technology or products that incorporate material portions of the Intellectual Property of Free Awesome.net).

(iv)          “Pro Rata Percentage” the quotient of (x) the number of Avcom Common Stock held by a Seller or the number of shares of Avcom Common Stock underlying the Company Option (regardless of vesting) immediately prior to the Closing and (y) the Common Diluted Shares.

(v)          “Secondary Milestone Shares” means the number of MGT Shares (rounded down to the nearest whole share) equal to the quotient of (x) $300,000 and (y) the Milestone Share Price, subject to a maximum of 99,900 MGT Shares.

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(vi)          “Total Milestone Shares” means the number of MGT Shares (rounded down to the nearest whole share) equal to the quotient of (x) $1,000,000 and (y) the Milestone Share Price, subject to a maximum of 333,000 MGT Shares.

(c)          MGT shall deliver to the Seller Representative a memorandum (an “Earnout Notice”) specifying in reasonable detail the calculation of the amount of the Net Operating Revenue within 15 days after completion of the unaudited consolidated financial statements of MGT for the quarter in which the Earn Out Milestone was obtained, and, if applicable, any proposed set off for Losses in accordance with Article 7, or if MGT believes the Earn Out Milestone was not obtained by the Milestone Cut-Off Time, within 15 days after the completion of the unaudited consolidated financial statements of MGT for the quarter in which Milestone Cut-Off Time occurs. MGT shall issue and deliver the Total Milestone Shares or the Secondary Milestone Shares, as applicable, to the Sellers of Avcom Common Stock within 15 days after completion of the unaudited consolidated financial statements of MGT for the quarter in which the Earn Out Milestone or the Secondary Earnout Milestone, as applicable, was obtained. All amounts payable under this Section 2.5 are subject to set-off by MGT against any amounts that are then payable by the Sellers to the Purchaser under the other sections of this Agreement.

(d)          The MGT Parties agree that they will supply any reasonably requested back up or supporting information to the Seller Representative on which the Operating Net Revenue calculations are based. If the Seller Representative gives written notice to the MGT Parties that the Seller Representative is in agreement with the Earnout Notice, then the Earnout Notice shall become final. The Seller Representative shall have 30 days following receipt of each Earnout Notice to make an objection in writing to any item in the Earnout Notice, and such statement must be delivered to MGT prior to the expiration of such 30-day period. If no such objection has been delivered to MGT within such 30-day period, the Earnout Notice shall become final. At any time following delivery of an objection pursuant to this Section 2.5, either party may elect to resolve any dispute regarding the Total Milestone Shares or the Secondary Milestone Shares in the manner set forth in Section 7.6.

(e)          Until the earlier of the Milestone Cut-Off Date or the date the Total Milestone Shares are distributed the MGT Parties shall and shall cause its designees, subsidiaries and affiliates to take commercially reasonable efforts to operate the business relating to the Avcom Assets in a manner reasonably designed to reach the Earn Out Milestone. Although certain of the Founders will be primarily in charge of the day-to-day operations relating to the Avcom Assets after Closing, the Sellers acknowledge that there will be decisions made jointly by such Founders and the officers and directors of the MGT Parties or made solely by the officers and directors of the MGT Parties that could impact the operations relating to the Avcom Assets or the operations of the MGT Parties as a whole and could therefore have an impact on the Net Operating Revenues of the Avcom Assets upon which the contingent consideration is paid pursuant to this Section 2.5. The Sellers hereby waive (on their behalf and on behalf of any successors and assigns) any fiduciary duty of the MGT Parties to the Sellers with respect to the matters contemplated by this Section 2.5.

(f)          Notwithstanding anything herein to the contrary, if the MGT Parties sell or otherwise dispose of any of the Avcom Assets prior to the Milestone Cut-Off Date for an amount that exceeds the Earn Out Milestone, whether through a sale of stock, sale of assets, internal reorganization, or otherwise, and the Total Milestone Shares have not already been issued, then MGT shall issue to each Escrow Participant the number of MGT Shares equal to the product of (i) the Total Milestone Shares and (ii) such Seller’s Pro Rata Percentage.

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(g)          MGT shall not deliver any of the Total Milestone Shares or the Secondary Milestone Shares, as applicable, that it reasonably believes necessary to satisfy any claims made pursuant to Section 7.4 that are not resolved as of the Survival Date. Within 5 days of resolution of such claims in accordance with Section 7.6, MGT shall deliver to the Escrow Participants the remaining Total Milestone Shares or Secondary Milestone Shares, as applicable, not required to satisfy such claim.

2.6          Reorganization and Other Tax Matters. The Securities Acquisition is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3. No consideration is being provided in exchange for the Avcom Preferred Stock or the Avcom Common Stock other than shares of MGT Common Stock. None of the shares of MGT Common Stock, including shares issued pursuant to Section 2.5 hereof, is intended to constitute compensation for services rendered or to be rendered. Any such payment and any indemnification payment made pursuant to this Section 7 hereof shall be treated as an adjustment to the purchase price for all Tax purposes. The parties to this Agreement shall report the transactions contemplated by this Agreement consistent with this Section 2.6 unless otherwise required by a Taxing Authority.

2.7          Closing. Unless this Agreement is earlier terminated in accordance with Section 2.10, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on November 30, 2013, or on such earlier date when each of the conditions set forth in this Article 2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time as the Parties may agree (the “Closing Date”). The Closing shall take place at the offices of MGT located at 500 Mamaroneck Avenue, Suite 204 Harrison, NY 10528 or at such other location as the Parties hereto agree.

2.8          Closing Deliverables and Actions. At the Closing:

(a)          The Sellers shall deliver to the Purchaser evidence that all the Consents set forth on Schedule 2.8 have been obtained and all required notices, if any, have been delivered or waived;

(b)          The Sellers shall deliver to Purchaser a legal opinion from Wilson Sonsini Goodrich & Rosati, P.C., legal counsel to the Company, substantially in the form of Exhibit C hereto;

(c)          The Company shall deliver to the Purchaser evidence that (i) the outstanding amounts due (including filing fees and legal fees) in respect of the H1B application for Benjamin Lorteau have been paid, (ii) the Company’s 2012 Equity Incentive Plan and each Stock Option Agreement entered into in connection therewith have been terminated and are no longer in effect, and (iii) there are sufficient funds available in the bank account of the Company to pay the Tax Penalty in full (the “Tax Penalty Reserve”);

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(d)          Each director of the Company shall deliver his resignation to the Company;

(e)          MGT shall deliver to the Sellers evidence that the listing of the MGT Shares has been approved by the NYSE MKT;

(f)          MGT shall issue certificates representing the MGT Shares to the Sellers;

(g)          The MGT Parties, the Company and the Sellers shall execute and deliver each Transaction Agreement to which it is a party (including but not limited to the Employment Agreements);

(h)          The Company shall deliver a PCAOB certified audit of its financial statements for the years 2011 and 2012 and for the 9 months ended September 30, 2013;

(i)          The Company shall deliver to the Purchaser a certificate, dated within ten (10) days of the Closing Date, issued by the Secretary of State of the State of Delaware (i) evidencing the good standing of the Company in the State of Delaware, and (ii) certifying the Articles of Organization of the Company, as amended through such date;

(j)          The Company shall deliver to the Purchaser a certificate issued by the Secretary of State of the State of New Jersey evidencing the good standing of the Company in the State of New Jersey and a certificate issued by the Secretary of State of the State of New York evidencing the good standing of the Company in the State of New York, in each case dated within ten (10) days of the Closing Date;

(k)          The Company shall deliver to the Purchaser a certificate signed by an Officer of the Company, dated the Closing Date, certifying as to its (i) Articles of Organization, (ii) Shareholders Agreement and Bylaws and (iii) resolutions of the Board and the shareholders of the Company approving the execution and delivery of this Agreement and the other Transaction Agreements; and

(l)          The Purchaser and MGT shall deliver to the Seller Representative certificates, dated within ten (10) days of the Closing Date, issued by the Secretary of State of the State of Delaware (i) evidencing the good standing of MGT and Purchaser in the State of Delaware, and (ii) certifying the Articles of Organization of each of MGT and Purchaser, as amended through such date;

(m)          The Purchaser and MGT shall deliver to Seller Representative certificates signed by an Officer of the Purchaser or MGT, as applicable, dated the Closing Date, certifying as to its (i) Articles of Organization, (ii) Bylaws and (iii) resolutions of the Board and, for Purchaser, the shareholders of the Purchaser, approving the execution and delivery of this Agreement and the other Transaction Agreements;

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(n)          The Purchaser, MGT and the Seller Representative each shall have executed and delivered the Escrow Agreement;

(o)          MGT shall deliver the Escrow Amount to the escrow agent to form the escrow fund (the “Escrow Fund”); and

(p)          The Company and the Sellers shall execute and deliver such other customary closing documents as the Purchaser may reasonably request in connection with the transactions contemplated hereby.

2.9          Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)          The representations and warranties of the MGT Parties in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The MGT Parties shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them at or prior to the Closing.

(b)          The Sellers shall have received each of the deliveries required to be made by the MGT Parties to the Sellers pursuant to Section 2.8.

2.10         Additional Conditions to Obligations of the MGT Parties. The obligations of the MGT Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)          The representations and warranties of the Sellers in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Sellers and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them at or prior to the Closing.

(b)          The MGT Parties shall have received each of the deliveries required to be made by the Sellers and the Company to the MGT Parties pursuant to Section 2.8.

2.11         Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned by authorized action taken by the terminating Party:

(a)          by mutual written consent duly authorized by the Company and MGT;

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(b)          by either MGT or the Company, if the Closing shall not have occurred on or before November 30, 2013 or such other date that MGT and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 2.11(b) shall not be available to any Party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date.

(c)          by either MGT or the Company, if any permanent injunction or other order of a Governmental Authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable;

(d)          by MGT, if the Company or the Sellers shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five business days after receipt by the Sellers of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 2.8 to be satisfied; or

(e)          by the Sellers, if the MGT Parties shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five business days after receipt by MGT of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 2.7 to be satisfied.

2.12         Effect of Termination. In the event of termination of this Agreement as provided in Section 2.11, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Sellers, the MGT Parties, the Company, or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of this Section 2.12 (Effect of Termination), Section 6.1 (Public Announcements), Section 6.2 (Confidentiality), and Article 8 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement, (b) nothing herein shall relieve any Party hereto from liability in connection with any breach of such Party’s representations, warranties or covenants contained herein, and (c) if the Company or the Sellers shall terminate this Agreement for any reason other than pursuant to Section 2.11(a), 2.11(c) or 2.11(e), then the Company and the Sellers shall be obligated to pay to MGT all expenses incurred by the MGT Parties in connection with the Securities Acquisition.

3.           REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS. Each Seller, severally and not jointly, represents and warrants to Purchaser as follows:

3.1          Capacity; Authority. Each Seller which is a natural person is of legal age and has the capacity to execute and deliver this Agreement and each other Transaction Agreement to which such seller is a party. Each Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. Such Seller’s true and complete principal address is set forth on Schedule 3.1.

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3.2          Execution; Validity of Agreement. This Agreement and each other Transaction Agreement to which a Seller is a party has been duly executed and delivered by such Seller and this Agreement and each other Transaction Agreement to which a Seller is a party constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.3          Ownership of Avcom Common Stock and Preferred Stock. The shares of Avcom Common Stock, Preferred Stock and Company Options on Schedule 2.3 opposite such Seller’s name are owned legally, beneficially and of record by such Seller and there are no other equity interests in the Company that are owned by such Seller except as set forth on Schedule 2.3. All of such shares of Avcom Common Stock, Preferred Stock and Company Options are owned by such Seller free and clear of all Liens and free of any other restriction, except for restrictions imposed by applicable securities Laws and such Seller has good and marketable title to such shares of Avcom Common Stock, Preferred Stock and Company Options. Such Seller has not granted or acknowledged to any Person any rights with respect to any shares of Avcom Common Stock, Preferred Stock and Company Options owned by such Seller and such Seller has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to such Seller’s shares of Avcom Common Stock, Preferred Stock and Company Options, with no limitations, qualifications or restrictions on such rights. Such Seller does not have a claim against the Company or any of its officers, directors, members, managers or any other Person with respect to the issuance of any equity interests of the Company. Such Seller has not commenced nor does it intend to commence a voluntary case or other proceeding, and no involuntary case or other proceeding has been commenced against such Seller, seeking liquidation or other relief with respect to its debts under any bankruptcy, insolvency or other similar Law.

3.4          Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by each Seller does not require, with respect to such Seller, any consent from, action by or in respect of, or filing with, any court or Governmental Authority. Neither the execution and delivery of this Agreement nor any of the Transaction Agreements to which such Seller is a party, nor the performance by such Seller of its obligations contemplated hereby or thereby, will (i) violate or constitute a default, or require notice and/or consent under, any contract or other instrument, permit, concession, franchise or order to which such Seller is a party or by which such Seller’s assets or properties are or may be subject or bound; (ii) violate any Applicable Laws applicable to such Seller; or (iii) result in the creation of any Lien upon any shares of Avcom Common Stock or Preferred Stock that are owned by such Seller.

3.5          Litigation. There is no Action pending, or to the knowledge of each Seller, threatened in writing, before any Governmental Authority or arbitrator which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement by such Seller or could, if successful, be reasonably expected to materially and adversely affect the ability of such Seller to perform its obligations under this Agreement.

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3.6          Brokers and Finders. Other than Persons that will be paid in full at or prior to the Closing, no broker, finder, agent or similar intermediary has acted on such Seller’s behalf in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith.

3.7          Investment Representations. Each Seller hereby represents and warrants as follows:

(a)          Such Seller is acquiring the MGT Shares for investment purposes and not with a view to, or for resale in connection with, any distribution;

(b)          Such Seller is either (i) an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in MGT and of protecting such Seller’s own interest in connection with such investment;

(c)          Such Seller understands that the issuance of the MGT Shares hereunder are not being registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof, the availability of which depend in part on the accuracy of its representations in this Section 3.7;

(d)          Such Seller understands that (i) the MGT Shares are “restricted securities” under applicable securities laws which provide, in substance, that the shares of MGT Common Stock may only be sold, transferred or otherwise disposed of pursuant to an effective registration statement under the Securities Act and applicable state securities laws or an exemption from such registration, (ii) MGT has no obligation or intention to effect any registration of the shares of MGT Common Stock, and (iii) MGT will endorse any certificates representing the shares of MGT Common Stock with a legend describing the restrictions referenced in clause (i) of this Section 3.7(d);

(e)          Such Seller is aware that an investment in MGT is highly speculative and subject to substantial risks. Such Seller is capable of bearing the economic risks of an investment in MGT, including, but not limited to, the possibility of a complete loss of his or her investment;

(f)          Such Seller has had an opportunity to meet with, to obtain information from, to ask questions of, and to receive answers from MGT and its management (including regarding the terms and conditions of the MGT Shares). Such Seller has been furnished with all such information regarding MGT (including copies of the MGT’s financial statements and information regarding MGT’s past and current operations and financial condition and its future plans) as he or she has deemed necessary to make an informed investment decision with respect to the MGT Shares;

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(g)          Such Seller confirms that he or she has had the opportunity to obtain such independent legal and tax advice and financial planning services as he has deemed appropriate prior to making a decision to invest in MGT and understands the tax consequences of the transactions contemplated hereby; and

(h)          Such Seller has been provided with (i) MGT’s most recent annual report on Form 10-K filed with the SEC, (ii) the information contained in any reports or documents required to be filed by MGT with the SEC since its most recent annual report on Form 10-K, and (iii) a brief description of the MGT Shares, the use of the proceeds from the sale of the MGT Shares, and any material changes in MGT’s affairs that are not disclosed in the documents furnished.

3.8          Seller Representative.

(a)          By executing this Agreement, each of the Sellers appoints Jeremy Avin as its agent and attorney-in-fact, as the Seller Representative for and on behalf of the Sellers to take all actions under this Agreement that are to be taken by the Seller Representative. Such agency may be changed by the Sellers from time to time upon not less than thirty (30) days prior written notice to the MGT Parties; provided, however, that the Seller Representative may not be removed unless holders of at least a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Seller Representative may be filled by the holders of a majority in interest of the Escrow Fund. Notices or communications to or from the Seller Representative shall constitute notice to or from the Sellers.

(b)          Until notified in writing by the Seller Representative that it has resigned, or that it has been removed by at least two-thirds in interest of the Escrow Fund, the MGT Parties may rely conclusively and act upon the directions, instructions and notices of the Seller Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Escrow Fund filed with the Escrow Agent.

(c)          The Sellers each hereby authorize the Seller Representative to:

(i)          Receive all notices or documents given or to be given to the Sellers pursuant hereto or in connection herewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(ii)          Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Seller Representative may in its sole discretion deem appropriate; and

(iii)          Take such action as the Seller Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of the MGT Parties contained in this Agreement or in any document delivered by the MGT Parties pursuant hereto; (B) taking such other action as the Seller Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Seller Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article 7 and any waiver of any obligation of the MGT Parties.

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(d)          The Seller Representative shall not be liable for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers shall indemnify the Seller Representative and hold the Seller Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. A decision, act, consent or instruction of the Seller Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers; and the Escrow Agent and the MGT Parties may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of the Sellers. The Escrow Agent and the MGT Parties are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Seller Representative.

4.           REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. The Company hereby represents and warrants to the MGT Parties as follows, and the MGT Parties, in agreeing to consummate the transactions contemplated by this Agreement, have relied upon such representations and warranties:

4.1          Incorporation; Authority. The Company (i) is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in any other jurisdiction in which it does business; and (ii) has all requisite power and authority to own, lease and operate its property and to carry on its business as presently conducted and to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which the Company is a party. A true and correct copy of the Certificate of Incorporation of the Company, as amended to date, has been delivered to the Purchaser and is in full force and effect as of the date hereof.

4.2          Execution; Validity of Agreement; Due Authorization. This Agreement and each other Transaction Agreement to which the Company is a party has been duly executed and delivered by the Company and this Agreement and each other Transaction Agreement to which the Company is a party constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company.

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4.3          Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement or any other Transaction Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or thereby, or the compliance by the Company with any of the provisions hereof or thereof will (a) require (i) any filing with or notice to any Governmental Authority or other Person, (ii) the obtaining of any Permit or (iii) the expiration or termination of any statutory or regulatory waiting period, except, in each case, where the failure to meet such requirement would not be material to the Company (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or require any payment) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of the Company’s properties or assets is bound, or (c) violate any Applicable Laws, except, in the case of (b) and (c), as would not be material to the Company.

4.4          Capitalization. The Company is authorized to issue 21,794,000 shares of capital stock, comprised of 20,000,000 shares of Avcom Common Stock and 1,794,500 shares of Preferred Stock. The Company has issued 12,147,894 shares of Avcom Common Stock and 1,794,083 shares of Preferred Stock, which constitute all of the issued and outstanding equity interests of the Company, except as set forth on Schedule 4.4. The shares of Avcom Common Stock and Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has reserved 3,517,853 shares of Avcom Common Stock for issuance pursuant to its 2012 Equity Incentive Plan, of which 1,528,788 shares of Avcom Common Stock are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options (regardless of vesting). Except as set forth on Schedule 4.4, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its equity interests. The shares of Avcom Common Stock and Preferred Stock were issued in compliance with all applicable securities laws, all Company agreements, and any preemptive rights. The Company does not own or have any right to acquire any outstanding capital stock or other equity interests in any Person nor is the Company subject to any obligation or requirement to purchase debt or equity securities of, or otherwise provide funding of any type to, any other Person.

4.5          Financial Statements.

(a)          The financial statements of the Company as of September 30, 2013 have been prepared in accordance with generally accepted accounting principles as applied in the United States of America (“GAAP”) applied on a consistent basis during the periods involved and fairly present in all material respects the financial position and results of operations and cash flows of the Company as at the dates and for the periods presented therein.

(b)          The Company has no liabilities, except (i) those liabilities reflected, disclosed or reserved against on the balance sheet of the Company dated September 30, 2013 (the “Current Balance Sheet”), (ii) liabilities resulting from the obligations set forth in this Agreement and the other Transaction Agreements, (iii) incurred in the ordinary course of business consistent with past practice since September 30,2013 and in an amount that does not exceed $5,000 in the aggregate and (iv) liabilities set forth on Schedule 4.5(b).

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(c)          Since December 31, 2012, no event or condition of any character has had, or is reasonably likely to result in, a Material Adverse Effect on the Company.

(d)          All existing accounts receivable of the Company: (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and, to the knowledge of the Company, are not subject to any counterclaim or set off.

4.6          Compliance with Laws; Restrictions; Permits. The Company has materially complied with, is not in material violation of, and has not received any written notices of a violation with respect to, any foreign, federal, state, or local statute, law or regulation. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is bound which has or reasonably could be expected to have the effect of prohibiting or materially impairing the Company’s business. The Company has provided the Purchaser with each material consent, license, permit, grant or other authorization issued to the Company by a Governmental Authority (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called “Permits”), which Permits are in full force and effect and constitute all Permits required to permit the Company to operate or conduct its business or hold any interest in its properties or assets. The Company is in compliance with the terms of the Permits. To the knowledge of the Company, no suspension or cancellation of the Permits is threatened in writing.

4.7          Litigation. Except as set forth on Schedule 4.7 hereto, there are no Actions, pending or, to the knowledge of the Company, threatened in writing against the Company. There is no judgment, order, injunction, decree or award (whether rendered by a court, administrative agency or by arbitration) to which the Company is a party.

4.8          Employees; Benefit Plans.  There are no strike, labor dispute or union organization activities pending or, to the knowledge of the Company, threatened in writing between it and its employees. None of the Company’s employees belong to any union or collective bargaining unit. Except as set forth on Schedule 4.8, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. To the knowledge of the Company, no officer or key employee intends to terminate his employment with the Company, nor does the Company have a present intention to terminate the employment of any officer or key employee. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company. To the knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business conducted by the Company; and to the Company's knowledge, the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, shall not result in any such violation. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended.

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4.9          Contracts. Schedule 4.9 contains a complete and correct list of all contracts, agreements and commitments, whether written or oral, of the Company that involve a future liability or receivable in excess of $1,000 or that involve obligations of the Company that survive longer than one year from the Closing Date, but excluding any licenses for commercial, off-the-shelf software that are not incorporated into or distributed with any Company products (the “Material Contracts”. The Company has previously delivered to the Purchaser a correct and complete copy of each written Material Contract of the Company (as amended to date) and a written summary setting forth the material terms and conditions of each oral Material Contract of the Company. Each Material Contract is legal, valid, binding and enforceable on the Company and, to the knowledge of the Company, on the counterparty thereto, and in full force and effect; the Company is not in breach or default under any Material Contract nor, to the knowledge of the Company, is any counterparty, and no event has occurred which with notice or lapse of time would constitute a breach or default of such agreements, or permit termination, modification, or acceleration, under such agreements. Each such agreement will continue to be legal, valid and binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

4.10         Intellectual Property.

(a)          To the Company’s knowledge (without having conducted any special investigation or patent search), the Company owns or possesses valid and binding licenses or other rights to use, whether or not registered, all Intellectual Property necessary to carry out the business of the Company as presently conducted (including the completion and sale of the game title Slot Champ).

(b)          Set forth on Schedule 4.10(b) is a complete and accurate list (showing in each case, the registered owner, title, mark or name, applicable jurisdiction, application number or registration number and date of application or expiration, if any) of all United States, foreign and state: (i) patents; (ii) trademark registrations and applications and material common law trademarks; (iii) Internet domain names; and (iv) copyright registrations and applications owned by the Company. The Intellectual Property set forth on Schedule 4.10(b) is herein referred to as the “Owned Intellectual Property.”

(c)          Set forth on Schedule 4.10(c) is a complete and accurate list of (i) each contract (other than non-disclosure agreements, evaluation agreements, and contracts for off-the-shelf Software entered into in the ordinary course of business) that is in effect pursuant to which the Company uses the Intellectual Property of another Person in any manner that is material to the conduct of the business of the Company (the “Company Licensed Intellectual Property”) and (ii) each contract (other than non-disclosure agreements, evaluation agreements, and customer agreements or end user license agreements entered into in the ordinary course of business) that is in effect pursuant to which the Company grants to another Person the right to use any material Intellectual Property owned by the Company (the “Third Party Licensed Intellectual Property”, and collectively with the Company Licensed Intellectual Property, the “Licensed Intellectual Property”; the Licensed Intellectual Property and the Company Owned Intellectual Property shall be collectively referred to as the “Company Intellectual Property”); all contracts set forth on, or required to be set forth on, Schedule 4.10(c) are herein referred to as the “License Agreements”).

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(d)          The Owned Intellectual Property is solely and exclusively owned by the Company, as applicable, free and clear of all Liens. None of the Owned Intellectual Property has been cancelled, expired, or abandoned and all mandatory fees required for the maintenance of such rights have been paid on time, there are no circumstances which could give rise to an abandonment of any of Owned Intellectual Property. The Company has not received any notification of any pending or threatened opposition, interference, re-examination or cancellation proceeding before any court or registration authority in any jurisdiction against any Owned Intellectual Property.

(e)          There are no settlements, injunctions, forbearances to sue, consents, consents to use, judgments, or orders or similar obligations to which the Company is a party which (i) restrict the rights of the Company to use any Intellectual Property necessary to carry out the business of the Company, or (ii) permit third parties to use any Intellectual Property which could otherwise infringe any of the Owned Intellectual Property. No royalties, honoraria or other fees are payable by the Company for the use of or right to use any Company Intellectual Property in connection with its business as currently conducted, except pursuant to the License Agreements.

(f)          To the knowledge of the Company (without having conducted any special investigation or patent search), the conduct of the business of the Company, including, but not limited to, the operation of its Internet websites, as presently conducted, and the development and launch of the game title SlotChamp does not infringe, dilute or misappropriate the Intellectual Property rights of any Person. The Company has not received written notice that the conduct of the business of the Company, as currently conducted, infringes, dilutes, misappropriates or constitutes the unauthorized use of any Intellectual Property rights owned or controlled by any third party, or challenges the ownership, use, validity or enforceability of any Company Intellectual Property.

(g)          To the knowledge of the Company (without having conducted any special investigation or patent search), no third party is misappropriating, infringing, diluting, or otherwise violating any Owned Intellectual Property, and no such claims are pending against a third party by the Company relating to such matters.

(h)          All Owned Intellectual Property was either (i) developed by an employee of the Company within the scope of employment of the employee and pursuant to an invention assignment or subject to the work for hire doctrine, (ii) developed by a third party under a work for hire and/or assignment agreement, or (iii) developed by a third party and transferred and assigned to the Company under a transfer and assignment agreement. Neither the Sellers nor any current or former officer, director or employee of the Company (or any family member thereof) retains any rights of ownership or use with respect to the Owned Intellectual Property.

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(i)          The Company owns or has the right to use all Software material to its business, including, but not limited to, the operation of its Internet websites. No unlicensed copies of any mass market software that is available in consumer retail stores or otherwise commercially available and subject to “shrink wrap” or “click through” license agreements have been installed or maintained on any Company’s computers or computer systems by, or at the direction or with the express permission of a manager, division head or similarly credentialed agent of, the Company, and no such unlicensed copies used for the business of the Company are installed on the computers of the Company.

(j)          The ownership in all Software and related Intellectual Property rights thereof, and any and all other Intellectual Property, which has been developed by a past or current employee or consultant of the Company within the scope of that Person’s engagement, has been assigned or otherwise transferred to the Company and is owned by the Company without limitation. Neither the Sellers nor any current or former officer, director, employee or consultant of the Company (or any family member thereof) retains any rights of ownership or use with respect to such Software and/or Intellectual Property.

(k)          The Company takes commercially reasonable measures to protect the confidentiality of its Trade Secrets. No Trade Secret of the Company has been improperly disclosed or has been misappropriated by another Person.

4.11         Tangible Personal Property. Schedule 4.11 lists all of the fixed assets of the Company and each item of tangible personal property having a book value of at least $1,000. The Company has good and legal title to all of the items required to be listed on Schedule 4.11, free and clear of all Liens. Schedule 4.11 lists all leases of tangible personal property leased by the Company and the location thereof. Except as set forth on Schedule 4.11, none of such leases contains any covenant or restriction preventing or limiting the consummation of the transactions contemplated hereunder. All of the personal property listed on Schedule 4.11 and the assets leased pursuant to the leases listed on Schedule 4.11 are suitable for the uses for which they are employed, are in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with best industry practice.

4.12         Real Estate.

(a)          The Company does not own any real property. Schedule 4.12 contains a complete and correct list of all the real property that is leased by the Company or that the Company has agreed (or has an option) to lease, or may be obligated to lease in connection with the conduct of the Company’s business and a correct and complete description of each lease pursuant to which such real property is leased. Such real property is hereinafter referred to as the “Leased Property,” and the improvements and fixtures thereon are hereinafter referred to as the “Leased Improvements.”

(b)          Except as set forth on Schedule 4.12, to the knowledge of the Company (without having conducted any special investigation or patent search), the Company is the sole legal and equitable owner of the leasehold interest in the Leased Property and the Leased Improvements and possesses good and marketable, indefeasible title thereto, free and clear of all conditions, exceptions, reservations, Liens and other matters affecting title to such leasehold, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

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4.13         Insurance. Schedule 4.13 lists each insurance policy maintained as of the date of this Agreement by, at the expense of or for the benefit of, the Company and identifies any claims made thereunder since January 1, 2012. The Company has delivered to Purchaser accurate and complete copies of the insurance policies identified in Schedule 4.13. Each of the insurance policies identified in Schedule 4.13 is in full force and effect. The Company is not in default with respect to its obligations under any of such insurance policies. The Company has not received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

4.14         Taxes.

(a)          There have been timely filed by the Company with the appropriate Taxing Authority all Tax Returns required to be filed on or before the Closing Date. An extension of time within which to file any Tax Return which has not been filed has not been requested or granted (other than automatic extensions).

(b)          The Company has timely paid in full all Taxes which have become due and payable (whether or not shown on any Tax Return) and has paid or reserved in accordance with GAAP for all Taxes allocable to periods or portions thereof ending on or before the Closing Date.

(c)          There are no Liens for Taxes upon any of the assets of the Company, except Liens for current Taxes not yet due and payable.

(d)          Except as set forth on Schedule 4.14, there is no action, suit, proceeding, investigation, audit or claim now pending, proposed or, to the knowledge of the Company, threatened against the Company in respect of any Tax.

(e)          All Taxes that are required to be withheld or collected have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws.

(f)          As used in this Agreement, “Tax” means any of the Taxes and “Taxes” means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environment, alternative or add on minimum taxes, custom duties or other taxes, fees, assessments or charges in the nature of taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority, whether disputed or not.

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(g)          As used in this Agreement, “Tax Return” is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign Governmental Authority (individually or collectively a “Taxing Authority”) in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(h)          The Company is not, and has not been at any relevant time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

4.15         Environmental Matters. To the knowledge of the Company, the Company is, and has been, in material compliance with all environmental laws. Neither the Company nor any Seller has received any notice, report, or other information in writing regarding any actual or alleged violation of environmental laws by the Company, or any potential or actual liabilities arising under environmental laws.

4.16         Books and Records. All books and records of the Company, including but not limited to records and lists of past, present or prospective customers, suppliers, or personnel, marketing plans, sales literature and promotional literature and other books, ledgers, files, reports, operating records are materially accurate and have been maintained in a manner consistent with customary industry practices and in compliance with Applicable Law. All financial and accounting books, ledgers and accounts of the Company have been properly and accurately kept and completed in all material respects, and do not contain any material inaccuracies or discrepancies of any kind.

4.17         Interested-Party Transactions.

(a)          Except as set forth on Schedule 4.17, no officer, director, employee or member (nor any family member thereof) of the Company has directly or indirectly, (i) an interest in any entity which provides services or products that the Company provides or proposes to provide, (ii) an interest in any entity that purchases from or sells or furnishes to, the Company any goods or services, or (iii) a beneficial interest in any Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 4.17.

(b)          Schedule 4.17 contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by Company to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

4.18         Bankruptcy. None of the Company or any Affiliate of the Company has committed or currently intends to commit any act of bankruptcy, is insolvent, has proposed or currently intends to propose a compromise or arrangement to its creditors generally, has had or currently intends to have any petition for a receiving order in bankruptcy filed against it, has made or currently intends to make a voluntary assignment in bankruptcy, has initiated or currently intends to initiate any proceeding with respect to a compromise or arrangement, has initiated or intends to initiate any proceeding to have itself declared bankrupt or wound-up, has initiated or intends to initiate any proceeding to have a receiver appointed to any part of its assets, has had any creditor take or currently anticipates that any creditor will take possession of any of its property, or has had any of the foregoing become enforceable or currently anticipates that any of the foregoing will become enforceable upon any of its property.

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4.19         Broker’s Fee. No agent, broker, investment banker, firm, or other Person, acting on behalf of the Company or any of its Affiliates, or under the authority of the Company or any of its Affiliates, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Agreements.

4.20         Material Disclosure; No Omission. No representation or warranty of the Company contained in this Agreement or in any other Transaction Agreement and no statement by or on behalf of the Company contained in any exhibit, certificate, schedule, attachment or other instrument specified in this Agreement or in any other Transaction Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

5.           REPRESENTATIONS AND WARRANTIES OF THE MGT PARTIES. Each MGT Party hereby represents and warrants to the Sellers as follows:

5.1          Organization. Each MGT Party is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.

5.2          No Conflicts. Neither the execution and delivery of this Agreement and each other Transaction Agreement to which each MGT Party is a party, nor the performance by each MGT Party of its respective obligations hereunder and thereunder will: (i) constitute a violation of any Applicable Law; (ii) violate or breach such MGT Party’s certificate of incorporation or bylaws, in each case as amended to date; or (iii) violate any order, writ, injunction or decree applicable to such MGT Party.

5.3          Due Authorization and Binding Effect. The execution and delivery of this Agreement by each MGT Party and the performance by each MGT Party of its respective obligations hereunder have been duly authorized by all necessary corporate action on the part of such MGT Party, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). This Agreement and each other Transaction Agreement to which each MGT Party is a party has been duly executed and delivered by such MGT Party and constitutes the legal and binding obligation of such MGT Party enforceable against it in accordance with their respective terms.

5.4          MGT Shares. The MGT Shares, when issued and paid for in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable securities of MGT.

5.5          Public Reporting. MGT has timely filed with the Securities and Exchange Commission (“SEC”) all filings required to be filed by it under the Securities Act and the Securities and Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder since January 1, 2009. Such filings (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder at the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the date of this Agreement, then on the date of such filing or other public disclosure) and (ii) did not as of the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the date of this Agreement, then on the date of such filing or other public disclosure) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2010, to the knowledge of the executive officers of MGT, except as disclosed in MGT’s SEC filings or other public pronouncements, there has not been any event that has had or is reasonably expected to have a Material Adverse Effect on MGT.

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5.6          Capitalization. MGT is authorized to issue 85,000,000 shares of capital stock, comprised of 75,000,000 shares of MGT Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. At the close of business on October 31, 2013, MGT has 7,627,600 shares of MGT Common Stock and 15,748 shares of preferred stock issued and outstanding and not more than 1,335,000 shares of MGT Common Stock reserved for issuance upon exercise of outstanding employee and director stock options to purchase shares of MGT Common Stock. No shares of MGT Common Stock are owned or held by any subsidiary of MGT. All of the outstanding shares of capital stock of MGT are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights that are triggered by this transaction. As of the date of the Agreement, there are no declared or accrued but unpaid dividends with respect to any shares of capital stock of MGT.

6.           ADDITIONAL AGREEMENTS.

6.1          Public Announcements. The Company shall not issue any press release or other public statement with respect to this Agreement or the transactions contemplated hereby without the prior approval of MGT.

6.2          Confidentiality. Except for any press release or public announcement previously issued or issued in accordance with Section 6.1, all terms of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby shall remain confidential. No Party hereto shall disclose to anyone the negotiations, any information concerning the contemplated transactions, or anything contained herein, except to their accountants, employees, bankers and attorneys in connection with the transactions contemplated by this Agreement, without the approval of the other Parties.

6.3          Further Assurances. The MGT Parties, the Company and the Sellers shall, at any time and from time to time after the date hereof, do or cause to be done all such further acts, and to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered or filed, all such deeds, transfers, conveyances, assignments or assurances as may be reasonably requested by another Party for: (i) transferring, conveying and assigning the Avcom Common Stock to the Purchaser and the Preferred Stock to the Company; and (ii) otherwise effectuating the transactions contemplated by this Agreement.

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6.4          Employee Noncompete and Non-Solicit. From and for one (1) year after the date of such Person’s termination of employment with the Company each Person set forth on Schedule 6.4 will not, directly or indirectly: (a) own, manage, operate, join, control, or be connected in any manner with any business or activity which is competitive with the business of the Company (and as such business may evolve in the ordinary course after the Closing Date), or (b) cause or encourage any Person or to discontinue their relationship with the Company; provided that such Person’s work with the Company or an MGT Affiliate (whether as a director, officer, employee, consultant or otherwise) shall not violate this Section 6.4; provided further that if such Person is terminated by the Company or an MGT Affiliate without “Cause” or terminates his employment for “Good Reason” (in each case as defined in such Person’s Employment Agreement), then this Section 6.4 shall not apply.

6.5          Rule 144 Reporting.

(a)          MGT shall make and keep adequate current public information with respect to MGT available in accordance with Rule 144 under the Securities Act and file with the Commission in a timely manner all reports and other documents required of MGT under the Securities Act and the Exchange Act.

(b)          At any time beginning 6 months after the Closing Date, upon request of any Seller (or any broker of such Seller), and submission of such forms of "seller representation letters" and "broker representation letters" as may be customary, MGT shall take such actions as may be reasonably required to cause the removal of any restrictive legends contained on the certificates evidencing shares of MGT Common Stock received by such Seller pursuant to this Agreement (including providing instructions to its transfer agent and making arrangements for any opinion of counsel required by the transfer agent) in order to facilitate resales of such shares by or on behalf of Seller pursuant to Rule 144 under the Securities Act.

6.6          No Amended Tax Returns. None of the Tax Returns of the Company relating to any Tax period or portion thereof ending on or prior to the Closing Date shall be amended without the prior written consent of the Seller Representative, which consent will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, and notwithstanding anything to the contrary herein, neither the amount of Taxes reflected on any such amended Tax Return nor the consent of the Seller Representative to the filing thereof shall be dispositive of the right of any MGT Indemnitee to indemnification pursuant to Section 7 hereof.

6.7          Tax Penalty Reserve. The Company shall maintain the Tax Penalty Reserve in its bank account until resolution of the matters giving rise to the Tax Penalty. In the event that the Tax Penalty is reduced or waived, the excess of the Tax Penalty Reserve less the amount actually paid to the Internal Revenue Service and all other costs incurred by the Company in disputing and resolving the matter shall be used in the business of the Avcom Assets.

7.           SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION.

7.1          Survival of Representations, Warranties and Covenants. Each statement contained in any exhibit, schedule, or certificate delivered pursuant to this Agreement constitutes a representation and warranty by the Person who delivered it or on whose behalf it was delivered. All representations and warranties set forth or made in this Agreement and any other Transaction Agreement shall survive until 11:59 p.m., Eastern time, on the Milestone Cut-Off Date, or, if earlier, upon the issuance of the Total Milestone Shares (the “Survival Date”). The Survival Date for Losses arising out of, resulting from or in connection with (a) fraud, (b) any breach of the representations and warranties contained in Section 4.4 Capitalization, or (c) the failure of a Seller to holder valid title to the Avcom Common Stock, the Preferred Stock, or the Company Options purported to be held by such Seller shall be the date of expiration of the applicable statute of limitations (the “Subsequent Survival Dates”). All covenants and agreements of the Parties set forth in this Agreement and the other Transaction Agreements to be performed after the Closing shall survive the Closing in accordance with their respective terms. Any claim pending on the expiration date of any applicable survival period for which a notification of claim has been made pursuant to Section 7.4 below on or before such expiration date may continue to be asserted and indemnified against until finally resolved.

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7.2          Indemnification Obligations of the Sellers. The Escrow Participants, severally and not jointly, agree to indemnify, defend and hold harmless the MGT Parties and their respective shareholders, officers, directors, managers, representatives, agents, employees and Affiliates (collectively, the “MGT Indemnitees”) from and against any claim, suit, action, liability, loss, damage, deficiency, fee, cost or expense of any nature whatsoever (including, without limitation, any diminution in value of any shares of MGT Common Stock and any interest, penalties, investigation expenses and fees through trial and appeals, and disbursements of counsel and accountants, but excluding incidental, consequential, special, or punitive and treble damages) (collectively, “Losses”) arising out of, based upon or resulting from: (a) the breach of any representation or warranty regarding the Company which is contained in this Agreement, any other Transaction Agreement or any exhibits or schedules hereto or thereto; (b) any breach or failure to perform any of the covenants, agreements or undertakings of the Company contained in this Agreement, any other Transaction Agreement or any exhibit or schedule hereto or thereto; and (c) any and all costs and expenses (including reasonable legal and accounting fees) incident to the enforcement of these indemnification rights. Each Seller, severally and not jointly, shall save, indemnify and hold harmless the MGT Indemnitees from and against any and all Losses arising out of, based upon or resulting from any breach of any representation or warranty made by such Seller contained in Section 3 of this Agreement and any covenants made by such Seller contained in this Agreement. Notwithstanding anything to the contrary herein, none of Escrow Participants or the Preferred Holders shall have any indemnification obligations to any MGT Indemnitee with respect to (w) the amount value or condition of, or any limitations on, any Tax asset or attribute of the Company (e.g., net operating losses) arising in any Tax period or portion thereof ending on or prior to the Closing Date (each, a “Tax Attribute”), or the ability of MGT or any of its Affiliates (including the Company) to utilize such Tax Attributes after the Closing, or any Losses incurred by reason of any reduction in any of the foregoing, whether such reduction occurs by reason of the carryback or other utilization of such Tax Attribute by the Company, the filing of any amended Tax Return for the Company, the redetermination of the amount of such Tax Attribute by any Taxing Authority or otherwise; provided, however, that nothing in this clause (w) shall affect the indemnification obligations hereunder for any breach of the representations and warranties in Section 4.14 that gives rise to any liability of the Company for Taxes attributable to any Tax period or portion thereof ending on or prior to the Closing Date, (x) any Taxes attributable to any action taken by or with respect to the Company on the Closing Date after the Closing outside of the ordinary course of business (including making a Code Section 338(g) election or similar election, (y) any Taxes attributable to any Tax period or portion of a period beginning after the Closing Date), or (z) any social security, Medicare, unemployment or other employment or payroll Tax or similar amount owed as a result of any compensation payments contemplated by this Agreement, for which MGT shall be solely responsible.

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7.3          Indemnification Obligations of the Purchaser. MGT and the Purchaser agree to indemnify, defend and hold harmless the Sellers and their respective shareholders, officers, directors, managers, representatives, agents, employees and Affiliates (collectively, the “Seller Indemnitees”, and, together with the MGT Indemnitees, the “Indemnitees”) from and against any Losses arising out of, based upon or resulting from: (i) the breach of any representation or warranty of the MGT Parties which is contained in this Agreement, any other Transaction Agreement or any exhibits or schedules hereto or thereto; (ii) any breach or failure to perform any of the covenants, agreements or undertakings of the MGT Parties contained in this Agreement, any other Transaction Agreement or any exhibits or schedules hereto or thereto; and (iii) any and all costs and expenses (including reasonable legal and accounting fees) incident to the enforcement of the indemnification rights of the Seller Indemnitees under this Section 7.3.

7.4          Notification of Claims. In the event that any Party asserts a claim for indemnification hereunder, such Party shall (a) provide the indemnifying Party (“Indemnifying Party”) with prompt written notice of the nature of such claim (an “Indemnification Notice”), (b) make available to the Indemnifying Party all relevant information which is material to the claim and which is in the possession of the Indemnitee and (c) otherwise reasonably cooperate with the Indemnifying Party with respect to such claim; provided, however, that the failure of an Indemnitee to deliver an Indemnification Notice under this Section 7.4 shall not relieve the Indemnifying Party of its indemnification obligations under this Article 7 unless and only to the extent that such Indemnifying Party is materially prejudiced by such failure.

7.5          Objections to Claims for Indemnification. No payment shall be made under Article 7 if (i) in the case of claims made by the MGT Indemnitees, the Seller Representative shall object to the claim made pursuant to Section 7.4 within 30 days after the Seller Representative’s receipt of such notice, or (ii) in the case of claims made by the Sellers, the MGT Parties shall object to the claim made pursuant to Section 7.4 within 30 days after MGT’s receipt of such notice. If the Indemnifying Party does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in the notice, and payment in respect of such Losses shall thereafter be made in accordance with this Article 7 and the Escrow Agreement.

7.6          Resolution of Conflicts.

(i)          In case the Indemnifying Party delivers an objection in accordance with Section 7.5, the Seller Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Seller Representative and the Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if such claim involves a claim against the Escrow Fund, furnished to the escrow agent. The escrow agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

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(ii)          If the Purchaser and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Seller Representative advises the Purchaser of its objections, then such dispute shall be finally settled by arbitration conducted expeditiously in accordance this Agreement and the American Arbitration Association (“AAA”) arbitration rules for commercial disputes applying expedited procedures, as in effect on the date hereof and judgment on the award may be entered in any court having jurisdiction thereof. The arbitral tribunal (the “Tribunal”) shall use the substantive laws of the State of New York, excluding conflicts of laws and choice of law principles, in construing and interpreting the terms of this Agreement. The Tribunal shall be composed of three (3) arbitrators, with Seller Representative appointing one (1) arbitrator and the Purchaser appointing one (1) arbitrator, and the two (2) arbitrators so appointed appointing the third arbitrator who shall act as the presiding arbitrator of the Tribunal (the “Chairman”). The arbitration shall be held within 25 miles of New York, NY, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the award of the Tribunal shall be rendered within one hundred twenty (120) days following the selection of the Chairman of the Tribunal. The award of the Tribunal pursuant hereto shall be final and binding upon the Parties, and judgment upon the award rendered by the Tribunal pursuant hereto may be entered in, and enforced by, any court of competent jurisdiction and may be relied on by the escrow agent. Each Party shall bear the expense of the arbitrator specified to be selected by it, and the fees of the Chairman of the Tribunal and other expenses incurred by the Tribunal shall be borne by the losing Party, unless the Tribunal shall determine that fairness requires that such fees and expenses be allocated among the Parties in a different manner, including requiring the losing Party to pay all such expenses. Each Party shall bear its own expenses, including expenses of its counsel. Any attorney-client privilege and other protection against disclosure of privileged or confidential information, including any protection afforded the work-product of any attorney, that could otherwise be claimed by any Party shall be available to, and may be claimed by, any such Party in any arbitration proceeding. No Party waives any attorney-client privilege or any other protection against disclosure of privileged or confidential information by reason of anything contained in, or done pursuant to, the arbitration provisions hereof. It is the desire of the Parties that any dispute be resolved quickly and at the lowest possible cost, and the Tribunal shall act in a manner consistent with these intentions, including limiting discovery to only that necessary to enable the Tribunal to render a fair decision that reflects the Parties’ intent set forth in this Agreement.

7.7          Investigation. The right to indemnification, payment of Losses or any other remedy based on the representations, warranties and the covenants hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired, or capable of being acquired at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty or covenant. Furthermore, no information or knowledge obtained in any investigation pursuant this Agreement or any other Transaction Agreement shall affect or be deemed to modify any representation, warranty or covenant contained herein or therein.

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7.8          Third-Party Claims.  The obligations and liabilities of an Indemnifying Party under this Article 7, with respect to Losses resulting from a claim brought by any third party (a “Third-Party Claim”) shall be subject to the following terms and conditions:

(a)          Promptly after delivery of an Indemnification Notice in respect of a Third-Party Claim, the Indemnifying Party may elect, by written notice to the Indemnitee within ten (10) days of an Indemnification Notice, to undertake the investigation and defense thereof with counsel reasonably satisfactory to the Indemnitee, at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any Third-Party Claim, the Indemnitee shall cooperate with all reasonable requests of the Indemnifying Party and shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

(b)          In the event that the Indemnifying Party, within ten (10) days after receipt of an Indemnification Notice, does not so elect to defend such Third-Party Claim, the Indemnitee will have the right to undertake the investigation and defense of such Third-Party Claim for the account of the Indemnifying Party. The Indemnitee shall not settle or compromise any Third-Party Claim, or consent to the entry of a judgment, whether or not the Indemnifying Party shall elect to defend such Third-Party Claim, without the written consent of the Indemnifying Party (which consent may not be unreasonably withheld).

7.9          Limitations on Indemnification.

(a)          Notwithstanding any provision of this Agreement to the contrary, an Indemnified Party may not recover any Losses under this Article 7 unless and until the aggregate Losses for which such Indemnified Parties would otherwise be entitled to receive indemnification hereunder exceed $17,500 (the “Threshold Amount”), in which case the Indemnified Parties shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses.

(b)          From the Closing until the Escrow Release Date, the MGT Indemnitees shall first seek recovery for Losses for which the Escrow Participants have agreed to indemnify the MGT Indemnitees pursuant to Sections 7.2(a), (b) and (c) from the Escrow Fund, and only once there are no amounts remaining in the Escrow Fund, then for such claims through a setoff against the Total Milestone Shares or the Secondary Milestone Shares, as applicable. After the release of amounts in the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement, the sole source of recovery for any Losses for which the Escrow Participants have agreed to indemnify the MGT Indemnitees pursuant to Sections 7.2(a), (b) and (c) shall be through setoffs against the Total Milestone Shares or Secondary Milestone Shares, as applicable. If, however, neither the Earn Out Milestone nor the Secondary Earn Out Milestone are achieved, then the MGT Indemnities shall have no right to recovery for any Losses for which the Escrow Participants have agreed to indemnify the MGT Indemnitees pursuant to Sections 7.2(a), (b) and (c), outside of the Escrow Fund. If, at any time on or before the Survival Date the Escrow Fund shall be depleted or disbursed, the MGT Indemnitees deliver to the Seller Representative a notice pursuant to Section 7.4, and subject to the provisions of Sections 7.5 and 7.6, it is determined that the MGT Indemnitees are entitled to indemnification, then the Total Milestone Shares or the Secondary Milestone Shares, as applicable, shall be reduced by an amount equal to any Losses, with such amount not to exceed $1,000,000. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud or intentional misrepresentation or relating to any matter subject to a Subsequent Survival Date.

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7.10         Mitigation. Each Indemnitee will use commercially reasonable efforts to mitigate any Loss for which such Indemnitee seeks indemnification.

7.11         Release of Escrow Funds. On the Escrow Release Date all funds held under the Escrow Agreement shall be released to the Escrow Participants; provided, however, that the escrow agent shall not deliver any amount that the escrow agent deems necessary to satisfy any claims made pursuant to Section 7.4 that are not resolved as of the Escrow Release Date. As soon as the escrow agent receives written notice from the Purchaser and the Seller Representative that such claims have been resolved in accordance with Section 7.6, the escrow agent shall deliver to the Escrow Participants the remaining portion of the Escrow Fund not required to satisfy such claim.

7.12         Exclusive Remedy Each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from any matter subject to a Subsequent Survival Date, willful breach or intentional misrepresentation in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation of a party or otherwise arising out of or relating to this Agreement and the transactions contemplated hereby, shall be pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.13 shall limit any party’s right to seek and obtain any equitable relief to which any party shall be entitled or to seek any remedy on account of any matter subject to a Subsequent Survival Date, willful breach or intentional misrepresentation on the part of any Party in connection with the transactions contemplated by this Agreement.

8.           MISCELLANEOUS.

8.1          Costs and Attorney’s Fees. The Parties agree that in the event it becomes necessary for any Party to institute litigation or obtain the services of an attorney in order to enforce its rights under the provisions of this Agreement, then, in that event, the prevailing Party as determined by a court of competent jurisdiction, may be awarded reasonable attorney’s fees and costs expended in pursuit of such litigation, including appellate litigation.

8.2          Notices. All notices, requests, claims, demands, waivers, instructions, documents and other communications to be given pursuant to this Agreement shall be in writing and shall be delivered personally, faxed, or sent by nationally-recognized overnight courier to a Party at the address set forth below for such Party or to such other address as the Party to whom notice is to be given may have furnished to the other Parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of faxing, on the date sent (or on the first Business Day following the date sent if the date sent is not a Business Day) if confirmation of successful transmission is received, and (c) in the case of a nationally-recognized overnight courier, on the first Business Day after the date when sent for overnight delivery:

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(i) If to the MGT Parties, to:

MGT Capital Investments, Inc.

500 Mamaroneck Avenue – Suite 204

Harrison, NY 10528

Attention: Robert B. Ladd

Fax: (914) 630-7532

with a copy (which will not constitute notice) to:

MGT Capital Investments, Inc.

500 Mamaroneck Avenue – Suite 204

Harrison, NY 10528

Attention: Stuart J. van Leenen, General Counsel

(ii) If to the Company, to:

Avcom, Inc.

30 Cannonade Drive

Marlboro, NJ 07746

Attention: Jeremy Avin

(iii) If to the Seller Representative, to:

Jeremy Avin

30 Cannonade Drive

Marlboro, NJ 07746

(iv) If to a Seller, to such Seller’s address on Schedule 3.1 hereto

In the case of (ii), (iii), and (iv) with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

1301 Avenue of the Americas, 40th Floor

New York, NY 10019

Attention: Adam Dinow

8.3          Entire Agreement. This Agreement (including the exhibits and schedules hereto), and the other Transaction Agreements constitute the entire agreement among the Parties with respect to the subject matter hereto and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

8.4          Governing law; Consent to Jurisdiction.

(a)          This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

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(b)          Except for any matter submitted to arbitration pursuant to Section 7.6, the Parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of New York or in the Borough of Manhattan, New York Supreme Court, (b) consent to the jurisdiction of each such court in any suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) agree that service of process by overnight courier or registered or certified mail, at the addresses listed in Section 8.2 shall be good and sufficient service of process. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.5          Binding effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties, which consent may be withheld at the discretion of each Party whose consent is requested and any purported assignment, unless so consented to, shall be void and without effect.

8.6          Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance. Any Party may waive any misrepresentation by any other Party, or any breach of warranty by, or failure to perform any covenant, obligation or agreement by any other Party, provided that mere inaction or failure to exercise any right, remedy or option under this Agreement, or any delay in exercising the same, will not operate as nor shall be construed as a waiver, and no waiver will be effective unless set forth in writing and only to the extent specifically stated therein, and no single or partial exercise of any such right, power or privilege will preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8.7          Recitals, Exhibits and Schedules. The recitals to this Agreement and all exhibits and schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

8.8          Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.9          Severability. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to Applicable Law, or, if it cannot be so amended without materially altering the intention of the Parties, it will be deemed stricken and the remainder of this Agreement will remain in full force and effect. The Parties further agree to replace such illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal or unenforceable provision.

8.10         Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that there would be no adequate remedy at law or in monetary damages to compensate for any such breach. Accordingly, each Party hereto agrees that, in addition to any remedy to which such Party may be entitled at law or in equity, they each shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in each case without being required to post a bond or other security.

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8.11         Fees and Expenses. Subject to Section 8.1, the Sellers, the Company and the MGT Parties shall each pay their own expenses incidental to the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, in the event the transactions contemplated hereby are consummated, the Purchaser hereby agrees to pay the Company’s costs for the audit, up to a maximum of $10,000.

8.12         Legal Representation of the Parties. Each of the Parties hereto has had the opportunity to have its own legal counsel independently advise such Party with respect to the transactions contemplated by this Agreement and the other Transaction Agreements. The Parties expressly agree that the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no provision of this Agreement should be construed against or interpreted to the advantage of any Party hereto by reason of such Party or its legal counsel having drafted or participated in the drafting thereof.

8.13         Payment of Transfer Costs and Expenses. All stamp, transfer, documentary, sales, use, bulk, registration and other such Taxes and fees (including penalties and interest) which may be imposed in any jurisdiction in connection with, or arising from any of the transactions set forth herein shall be paid by the Sellers.

8.14         No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their successors and permitted assigns and, except with respect to the rights of the MGT Indemnitees and the Seller Indemnitees under Article 7, this Agreement shall not be deemed to confer upon any third party any remedy, claim, reimbursement or other right in addition to those which may exist without regard to this Agreement.

8.15         Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. This Agreement and any amendments hereto, to the extent executed and delivered by means of a facsimile machine or e-mail of a PDF file containing a copy of an executed agreement (or signature page thereto), shall be treated in all respects and for all purposes as an original agreement or instrument and shall have the same binding legal effect as if it were the original signed version thereof.

[Remainder of Page Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PURCHASER:
MGT CAPITAL SOLUTIONS, INC. By: /s/ Robert B. Ladd Name: Robert B. Ladd Title: President and CEO
MGT: MGT CAPITAL INVESTMENTS, INC. By: /s/ Robert B. Ladd Name: Robert B. Ladd Title: President and CEO

COMPANY:
AVCOM, INC. By: /s/ Jeremy Avin Name: Jeremy Avin Title: President
JEREMY AVIN, AS SELLER REPRESENTATIVE /s/ Jeremy Avin Jeremy Avin FOUNDERS:

/s/ Jeremy Avin Jeremy Avin
/s/ Matthew Brimer Matthew Brimer
/s/ Michael Brown Michael Brown

[Signature Page 1 of 3 to Agreement and Plan of Reorganization]

/s/ Jason Comerchero Jason Comerchero
/s/ Bradford Hargreaves Bradford Hargreaves
/s/ Mahan Hosseini Mahan Hosseini
/s/ Lawrence Kom Lawrence Kom
/s/ Jonathan Weiser Jonathan Weiser

OPTION HOLDERS:
JUMP RAMP VENTURES, LLC By: /s/ Alex Betancur Name: Alex Betancur Title:
/s/ Stephen Gill Stephen Gill
/s/ Brad Harrison Brad Harrison
/s/ Benjamin Lorteau Benjamin Lorteau
/s/ Gabriel Malca Gabriel Malca
/s/ Brian Swift Brian Swift

[Signature Page 2 of 3 to Agreement and Plan of Reorganization]

PREFERRED HOLDERS:
BHV ENTREPRENEURSHIP FUND, L.P. By: /s/ Brad Harrison Name: Brad Harrison Title:
UPPERCLASS SOLUTIONS, INC. By: /s/ Gabriel Malca Name: Gabriel Malca Title:
/s/ Ien Cheng Ien Cheng
/s/ Jordan Czeizler Jordan Czeizler
/s/ Gary Herwitz Gary Herwitz
/s/ William Hessert William Hessert
/s/ Martin Lautman Martin Lautman
/s/ Jake Schwartz Jake Schwartz
/s/ Jay Weintraub Jay Weintraub
/s/ Michael Yavonditte Michael Yavonditte

[Signature Page 3 of 3 to Agreement and Plan of Reorganization]